  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 1, 2020

RumbleOn, Inc.

(Exact name of registrant as specified in its charter)
Nevada
(State or Other Jurisdiction
of Incorporation)

001-38248	46-3951329
(Commission File Number)	(I.R.S. Employer Identification No.)

901 W. Walnut Hill Lane Irving, Texas	75038
(Address of Principal Executive Offices)	(Zip Code)

(469) 250-1185
(Registrant’s Telephone Number, Including Area Code)

 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class B Common Stock, $0.001 par value	RMBL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.
Entry into a Material Definitive Agreement.

The information under Item 2.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 2.03.
Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

On May 1, 2020, RumbleOn, Inc. (the “Company”), and its wholly-owned subsidiaries Wholesale, Inc. and Wholesale Express, LLC (together, the “Subsidiaries,” and with the Company, the “Borrowers”), each entered into loan agreements and related promissory notes (the “SBA Loan Documents”) to receive U.S. Small Business Administration Loans (the “SBA Loans”) pursuant to the Paycheck Protection Program (the “PPP”) established under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), in the aggregate amount of $5,176,845.00 (the “Loan Proceeds”). The Borrowers received the Loan Proceeds on May 1, 2020. Under the SBA Loan Documents, the SBA Loans have a fixed interest rate of 1%, repayment begins six months from the date of disbursement of each SBA Loan, and the SBA Loans mature two years from the date of first disbursement. There is no prepayment penalty.

Pursuant to the terms of the SBA Loan Documents, the Borrowers may apply for forgiveness of the amount due on the SBA Loans in an amount equal to the sum of the following costs incurred by the Borrowers during the eight-week period (or any other period that may be authorized by the U.S. Small BusinessAdministration) beginning on the date of first disbursement of the SBA Loans: payroll costs, any payment of interest on a covered mortgage obligation, payment on a covered rent obligation, and any covered utility payment. The amount of SBA Loan forgiveness shall be calculated in accordance with the requirements of the PPP, including the provisions of Section 1106 of the CARES Act, although no more than 25% of the amount forgiven can be attributable to non-payroll costs. No assurance is provided that forgiveness for any portion of the SBA Loans will be obtained.

The promissory notes evidencing the SBA Loans contain customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the promissory notes. The occurrence of an event of default may result in the repayment of all amounts outstanding, collection of all amounts owing from the Borrowers, and/or filing suit and obtaining judgment against the Borrowers.

The foregoing description of the SBA Loan Documents is a summary only and is qualified in its entirely by the reference to the full text of the loan agreements and promissory notes, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5, and 10.6 to this Current Report and are incorporated herein by reference. A copy of the press release announcing receipt of the Loan Proceeds is attached as Exhibit 99.1 to this Current Report.

Item 5.02. Departure or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 6, 2020, the Board of Directors (the “Board”) of the Company appointed Michael Marchlik a director of the Company effective May 6, 2020. Michael Marchlik was also appointed a member of the Compensation Committee and the Audit Committee effective May 6, 2020.

Mr. Marchlik, 47, has served as the Chief Executive Officer of the Advisory & Valuations division of Great American Group ("GA") since April 2017, and is responsible for overseeing the operations and client service efforts for lenders, sponsors and borrowers. Prior to that, he served as a Partner and National Sales and Marketing Director of GA from January 2010 to April 2017, as Executive Vice President, Western Region of GA from January 2004 to December 2009, as Senior Vice President of Sales, Western Region of GA from June 2001 to December 2003, and as Director of Operations at GA from July 1996 to May 2001. With nearly two and a half decades of experience in all segments of the asset disposition and valuation industries, he has extensive understanding of corporate transactional services, credit structure and asset-based valuation, lending solutions and business operations. Mr. Marchlik attended Northeastern University in Boston where he received a Bachelor of Science in Finance. There are no transactions between Mr. Marchlik and the Company that would be reportable under Item 404(a) of Regulation S-K.

In connection with Mr. Marchlik’s appointment, the Compensation Committee of the Company granted Mr. Marchlik 35,000 restricted stock units pursuant to the Company’s 2017 Stock Incentive Plan, as amended.

A copy of the press release announcing Mr. Marchlik's appointment to the Board is attached as Exhibit 99.2 to this Current Report.

Item 9.01.
Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description
10.1	COVID-19 Stimulus Customer Agreement, dated May 1, 2020, by and between Wood & Huston Bank and RumbleOn, Inc.
10.2	COVID-19 Stimulus Customer Agreement, dated May 1, 2020, by and between Wood & Huston Bank and Wholesale, Inc.
10.3	COVID-19 Stimulus Customer Agreement, dated May 1, 2020, by and between Wood & Huston Bank and Wholesale Express, LLC.
10.4	Paycheck Protection Program Note, dated May 1, 2020, executed by RumbleOn, Inc.
10.5	Paycheck Protection Program Note, dated May 1, 2020, executed by Wholesale, Inc.
10.6	Paycheck Protection Program Note, dated May 1, 2020, executed by Wholesale Express, LLC.
99.1	Press Release, dated May 7, 2020
99.2	Press Release, dated May 6, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RUMBLEON, INC.

Date: May 7, 2020	By:	/s/ Steven R. Berrard
Steven R. Berrard
Chief Financial Officer